Exhibit 10.25

Execution Copy

ASSET SALE AGREEMENT

THIS ASSET SALE AGREEMENT (the “Agreement”), is made as of the 12th day of October, 2005, by and between ULURU, Inc., a Delaware corporation (“ULURU”), and Access Pharmaceuticals, Inc., a Delaware corporation (“Access”). ULURU and Access are sometimes individually referred to herein as the “Party” and collectively as the “Parties.”

BACKGROUND

A.            Access has certain right, title and interest in and to the Takeda License Agreement (as hereinafter defined) and the Purchased Assets (as hereinafter defined), which includes, without limitation, certain tangible and intangible property relating to the manufacture, use, sale and distribution of the Products (as hereinafter defined).

B.            ULURU desires to purchase and assume, and Access desires to sell and assign, the Purchased Assets and the Takeda License Agreement, respectively, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants, agreements, guarantees and representations herein contained and intending to be legally bound, ULURU and Access agree as follows:

SECTION 1
DEFINITIONS

1.1          Definitions.

Where used in this Agreement the following words or phrases shall have the meanings set forth below:

(a)                                  “Access” shall have the meaning set forth in the Preamble.

(b)           “Access Trade Dress” means all trade dress relating to the Purchased Assets other than trade dress or marks relating to Access or its logo.

(c)           “Access Trademarks” means (i) the Access name or any variations thereof or the names of any Access Affiliates or any variations thereof and (ii) all Trademarks, other than the Product Trademarks, currently used by Access or its Affiliates in connection with the manufacture, marketing, sale and distribution of their respective products.

(d)           “Adverse Experience(s)” means any noxious, pathological or unintended change in anatomical, physiological or metabolic function as indicated by physical signs, symptoms and/or laboratory changes occurring in clinical trials, post-marketing surveillance, or clinical practice during use of the Products, or published in the medical literature, whether or not considered causally related to the Products. This includes an exacerbation of a pre-existing condition, intercurrent illness, drug interaction, significant worsening of a disease under investigation or treatment, and significant failure of expected pharmacological or biological action.

(e)           “Affiliate”, when used to indicate a relationship with any person or entity, means (i) any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with such person or entity to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity, or (ii) any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with such person or entity.

(f)            “Agency” or “Agencies” means any U.S. or foreign governmental regulatory authority responsible for granting approvals and clearance for manufacturing, marketing and sale of any Product.

(g)           “Agreement” means this Asset Sale Agreement, together with the Schedules and Exhibits hereto, and any instrument amending this Agreement in accordance with Section 14.6; and the expression “Section” followed by a number refers to the specified Section of this Agreement.

(h)           “Amlexanox” means the chemical compound of the formula 2–amino–7–isopropyl–5–oxo–5H–[1]benzopyrano–[2,3–b]–pyridine–3–carboxylic acid (also known by Takeda Code No.: AA-673).

(i)            “Ancillary Agreements” means any other agreement to be executed by ULURU and/or Access in connection with this Agreement, including, without limitation, the Bill of Sale and Assignment Agreement, the Product Patents Assignment, the Product Trademarks Assignment and the License Agreement.

(j)            “Annual Net Sales” means gross revenues received by ULURU and its Affiliates on the worldwide sale of the Products in any calendar year, less (i) trade discounts actually allowed; and (ii) when borne by ULURU or its Affiliates in connection with the sale, transportation and handling charges; sales, use and excise taxes; import duties, tariffs or other governmental charges; and credits for claim or allowances, retroactive price reductions, refunds, returns, and recalls. There shall not be any imputed gross revenue for samples, free goods or other marketing programs whereby the Products are given away to induce sales thereof. For purposes of determining Annual Net Sales, a sale shall be deemed to have occurred when the sale is invoiced or when the applicable Product is delivered, whichever occurs first. In the case of the transfer or sale of the Products by ULURU to an Affiliate, or by ULURU or its Affiliate to their respective distributor, or subdistributor for sale by such Affiliate, distributor or subdistributor, Annual Net Sales shall be based upon the greater of the total invoice price charged by ULURU to such Affiliate, distributor, subdistributor or the total invoice price charged by such Affiliate, distributor or subdistributor to its customers. Annual Net Sales for countries outside the U.S. shall be calculated by converting to U.S. currency using the exchange rate in effect on the last business day of each quarter as published in the Wall Street Journal. Annual Net Sales shall also include Licensee Net Sales.

(k)           “Aphthasol Product” means a topical oral paste formulation or mucoadhesive film formulation containing Amlexanox currently approved by the FDA for use in the treatment of aphthous ulcers.

(l)            “Assumed Liabilities” has the meaning set forth in Section 2.2(a).

(m)          “Bill of Sale and Assignment Agreement” means the bill of sale to be executed by Access and delivered to ULURU at Closing, substantially in the form of Exhibit A attached hereto.

(n)           “Closing” and “Closing Date” have the meaning set forth in Section 13.1.

(o)           “Cumulative Net Sales” means gross revenues received by ULURU and its Affiliates on the worldwide sale of the Products, less (i) trade discounts actually allowed; and (ii) when borne by ULURU or its Affiliates in connection with the sale, transportation and handling charges; sales, use and excise taxes; import duties, tariffs or other governmental charges; and credits for claim or allowances, retroactive price reductions, refunds, returns, and recalls. There shall not be any imputed gross revenue for samples, free goods or other marketing programs whereby the Products are given away to induce sales thereof. For purposes of determining Cumulative Net Sales, a sale shall be deemed to have occurred when the sale is invoiced or when the applicable Product is delivered, whichever occurs first. In the case of the transfer or sale of the Products by ULURU to an Affiliate, or by ULURU or its Affiliate to their respective distributor, or subdistributor for sale by such Affiliate, distributor or subdistributor, Cumulative Net Sales shall be based upon the greater of the total invoice price charged by ULURU to such Affiliate, distributor, subdistributor or the total invoice price charged by such Affiliate, distributor or subdistributor to its customers. Cumulative Net Sales for countries outside the U.S. shall be calculated by converting to U.S. currency using the exchange rate in effect on the last business day of each quarter as published in the Wall Street Journal. Cumulative Net Sales shall also include Licensee Net Sales.

(p)           “Dental Product” means [a product developed for use in the oral cavity or implanted in the oral cavity including implantation in teeth utilizing the Licensed Technology].

(q)           “Encumbrance” has the meaning set forth in Section 5.3.

(r)            “Excluded Assets” shall mean all assets of Access other than the Purchased Assets and the Assumed Liabilities and any assets or contracts that by their terms are not assignable.

(s)           “Excluded Intellectual Property” means (i) Access Trademarks, (ii) the Access Trade Dress, (iii) the Licensed Technology and (iv) any Intellectual Property that does not relate to the Products.

(t)            “FDA” means the U.S. Food and Drug Administration.

(u)           “Finished Goods” means any Product packaged in sample and commercial sizes and ready for distribution to the ultimate customer.

(v)           “Intellectual Property” means all (i) Patents and U.S. and other registered designs; (ii) U.S. and other mask works and copyrights in works of authorship of any type, including, but not limited to, computer software and industrial designs, registrations and applications for registration thereof; (iii) Trademarks and trade dress; (iv) trade secrets, know-how and other confidential or proprietary technical, business and other information, and all rights thereto in any and all jurisdictions, to limit the use or disclosure thereof; (v) rights to obtain and file for patents and registrations thereof; and (vi) rights to sue and recover damages or obtain injunctive relief for infringement, dilution, misappropriation, violation or breach thereof.

(w)          “Inventory” means Access’s inventory of Finished Goods, an electronic accounting of which is set forth on Schedule 1.1(w) attached hereto.

(x)            “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, including those arising from any Claim or other action by a third party under any law, action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking, or otherwise. For the purposes of this definition “Claim” shall mean any action (including, without limitation, any proceedings to establish insurance coverage), claim, suit, arbitration or governmental, administrative, or other proceeding or investigation or judgment or equitable relief.

(y)           “License Agreement” means that certain License Agreement, substantially in the form of Exhibit B attached hereto, entered into by and between Access and ULURU as of the Closing Date, pursuant to which Access shall grant to ULURU a license to the Licensed Technology on the terms and conditions set forth therein.

(z)            “Licensed Technology” means Access’s nanoparticle aggregate technology, to which Access shall grant to ULURU a license pursuant to the License Agreement, as such technology is further described in the License Agreement.

(aa)         “Licensee” means a licensee of, or other third party otherwise engaged by, ULURU or its Affiliates for the purpose of selling or distributing any Product.

(bb)         “Licensee Net Sales” means gross revenues received by a Licensee on the sale of any Product as requested in the applicable license agreements as reported to Access or ULURU. There shall not be any imputed gross revenue for samples, free goods or other marketing programs whereby any Product is given away to induce sales thereof. For purposes of determining Licensee Net Sales, a sale shall be deemed to have occurred when the sale is invoiced or when a Product is delivered, whichever occurs first. In the case of the transfer or sale of a Product by the Licensee to an Affiliate, distributor or subdistributor of the Licensee for sales by such Affiliate, distributor or subdistributor, Licensee Net Sales shall be based upon the greater of the total invoice price charged by the Licensee to such Affiliate, distributor or subdistributor or the total invoice price charged by such Affiliate, distributor or subdistributor to its customers. Licensee Net Sales for countries outside the U.S. shall be calculated by converting to U.S.

currency using the exchange rate in effect on the last business day of each month as published in the Wall Street Journal.

(cc)         “Manufacturing Technology” means all technology, trade secrets, research and development, formulae, know-how, inventions, discoveries, processes, compositions, test procedures, manufacturing procedures, techniques, developments, enhancements and modifications, confidential, technical, or proprietary information and knowledge not generally known to the public, whether or not patentable, commercially useful, or reducible to writing or practice that enable Access to make, have made, use, offer for sale, sell and import any Product that is a Purchased Asset and are owned or controlled by Access as of the Closing Date; provided that Manufacturing Technology shall not include any Manufacturing Technology relating to any Excluded Assets.

(dd)         “Marketing Materials” means those marketing materials used by Access solely with respect to the Products in the U.S. that are in existence as of the Closing Date, to the extent such materials are within the possession or control of Access and relate to the Purchased Assets, as set forth on Schedule 1.1(dd).

(ee)         “Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on the Purchased Assets taken as a whole, but shall not include (i) any adverse effect due to changes, after the date of this Agreement, in conditions generally affecting (A) the healthcare industry or (B) the worldwide, U.S. or European economy as a whole, (ii) any change or adverse effect caused by, or relating to, the announcement of this Agreement and the transactions contemplated by this Agreement or (iii) any adverse effect due to legal or regulatory changes effective after the date of this Agreement.

(ff)           “Mucoadhesive Product” means an erodible multi-layer strip or patch which adheres to the teeth or the oral mucosa for the purpose of controlled delivery of an active ingredient either to the surface of the teeth or oral mucosa or for release of the active into the oral cavity.

(gg)         “NDA” means a New Drug Application filed with the FDA pursuant to 21 C.F.R., Part 314, and all supplements, amendments, revisions thereto and all correspondence between Access and FDA relative thereto.

(hh)         “Party” or “Parties” shall have the meaning set forth in the Preamble.

(ii)           “Patents” means all U.S. and foreign patents, patent applications and statutory invention registrations (which, for the purposes of this Agreement, shall be deemed to include provisional applications, invention disclosures, certificates of invention and applications for certificates of invention), including reissues, divisions, continuations, continuations-in-part, supplementary protection certificates, extensions and reexaminations thereof, all inventions disclosed therein, all rights therein provided by international treaties and conventions, and all rights to obtain and file for patents and registrations thereto.

(jj)           “Premises Agreement” means that certain 2600 Stemmons Freeway License Agreement, to be entered into by and between Access and ULURU as of the Closing

Date, substantially in the form of Exhibit E attached hereto, pursuant to which ULURU shall sublease from Access certain space at the premises located at 2600 Stemmons Freeway, Dallas Texas.

(kk)         “Products” means, collectively, the Aphthasol Product, the Mucoadhesive Product and the ResiDerm Product and any product developed or sold under the License Agreement, and any improvements or corollaries thereto.

(ll)           “Product Intellectual Property” means (i) all Product Patents, (ii) all Product Trademarks, (iii) the Manufacturing Technology, (iv) the Product Trade Dress, (v) the Marketing Materials, (vi) the domain name “www.Aphthasol.biz” and (vii) all other Intellectual Property primarily related to the Products, but excluding (in all cases) Excluded Intellectual Property, Excluded Assets and the “Technology and Know How” of Takeda, as such term is defined in Section 1.6 of the Takeda License Agreement.

(mm)       “Product Patents” means those Patents set forth on Schedule 1.1(ll) attached hereto.

(nn)         “Product Patents Assignment” means that assignment agreement to be executed by Access and delivered to ULURU at Closing, substantially in the form of Exhibit C attached hereto.

(oo)         “Product Registrations” means registrations required by applicable Agencies in the U.S. relating to the manufacture, sale and distribution of the Products in the U.S. and foreign countries, including, without limitation, NDAs relating to the Products.

(pp)         “Product Trade Dress” means, collectively, the current trade dress of each of the Products, including, but not limited to, product packaging associated with the sale of the Products in the U.S., but excluding the Access Trade Dress.

(qq)         “Product Trademarks” means those Trademarks set forth on Schedule 1.1(pp) attached hereto.

(rr)           “Product Trademarks Assignment” means the assignment agreement to be executed by Access and delivered to ULURU at Closing, substantially in the form of Exhibit D attached hereto.

(ss)         “Purchase Price” has the meaning set forth in Section 3.1.

(tt)           “Purchased Assets” has the meaning set forth in Section 2.1(a).

(uu)         “ResiDerm Product” means a topical formulation utilizing the proprietary zinc technology, exemplified by Zindaclin, a zinc-clindamycin phosphate topical product.

(vv)         “Retained Liabilities” has the meaning set forth in Section 2.2(b).

(ww)       “Scientific and Regulatory Material” means all technological, scientific, chemical, biological, pharmacological, toxicological, regulatory and clinical trial materials and information primarily related to the Products and all rights thereto in any and all jurisdictions to limit the use or disclosure thereof, to the extent such materials are within the possession or control of Access.

(xx)          “Takeda” means Takeda Chemical Industries, Ltd.

(yy)         “Takeda License Agreement” means the agreement, dated November 12, 1987, by and between Takeda and Chemex Pharmaceuticals, Inc. (“Chemex”), which is currently known as Access, a copy of which is attached hereto as Exhibit F.

(zz)          “Tax” or “Taxes” means any domestic, foreign, national, regional or local income, gross receipts, payroll, withholding, license, unemployment, premium, excise, real or personal property, capital stock, franchise, profits, environmental, unemployment disability, social security, severance, value added, sales, use, transfer, registration, alternative or add-on minimum, estimated or any other tax or similar governmental charge of any kind whatsoever, including interest, penalties, and additions to tax with respect thereto, whether disputed or not.

(aaa)       “Tooth Whitening Product” means a Mucoadhesive Product formulated with an active ingredient which adheres to the surface of teeth to enhance the whiteness of the tooth surface.

(bbb)      “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ccc)       “Trademarks” means all U.S. and other trademarks, trade names, brand names, logotypes, symbols, service marks, designs, domain names, URLs and tradenames, including registrations and applications for registrations thereof and all renewals, modifications and extensions thereof.

(ddd)      “Transition Team” shall have the meaning set forth in Section 8.2.

(eee)       “ULURU” shall have the meaning set forth in the Preamble.

(fff)         “U.S.” means the United States of America, its territories and possessions, including without limitation the Commonwealth of Puerto Rico and the District of Columbia.

In this Agreement, words importing the singular number shall include the plural and vice versa, words importing a specific gender shall include the other genders and references to persons shall include corporations and one or more persons, their heirs, executors, administrators or assigns as the case may be. References to “including” shall mean “including but not limited to”.

1.2          Currency. All currency amounts referred to in this Agreement are in U.S. Dollars.

1.3          Headings, Etc. The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation hereof.

SECTION 2
PURCHASED ASSETS; LIABILITIES

2.1          Assets to Be Sold and Purchased.

(a)           Upon the terms and subject to the conditions of this Agreement, Access agrees to sell, assign, transfer, convey and deliver to ULURU and ULURU agrees to purchase from Access, all rights, title and interest of Access and its Affiliates in and to the following assets, regardless of where such assets are situated (the “Purchased Assets”), free and clear of all Encumbrances, except as set forth on Schedule 5.3:

(i)            all Product Intellectual Property;

(ii)                                  the Product Registrations, to the extent transferable;

(iii)                               the Inventory;

(iv)          the existing lists of all current trade/wholesale customers (including the address and contact information for each such customer) for the Products and the pricing of the Products for such customers; provided, however, that Access shall retain all rights of access and ownership of such information with respect to sales of Access’s and Access’s Affiliates’ other products;

(v)           copies of Access’s files pertaining to the Product Registrations and correspondence with the FDA and other Agencies, in each case such as is in existence and in the possession or control of Access, as of the Closing Date;

(vi)          all Marketing Materials;

(vii)         all Scientific and Regulatory Material;

(viii)        the equipment, telephone numbers, internet or domain names or URL’s associated with Access’s development, manufacture or commercialization of any Product, as set forth on Schedule 2.1(a)(viii);

(ix)           all contracts or agreements associated with the development, manufacture, sale, license or commercialization of the Products that are by their terms assignable, except as set forth on Schedule 2.1(a)(ix);

(x)            records and files that relate to the Products manufacturing and manufacturing processes;

(xi)           all communications to and from third parties relating to the Products or the Product Intellectual Property; and

(xii)          all laboratory notebooks specifically related to the Purchased Assets and copies of pages from notebooks which are not specifically related to the Purchased Assets which include scientific data and results related to the Purchased Assets.

The Parties expressly agree and acknowledge that the Purchased Assets shall not include the Excluded Intellectual Property and the Excluded Assets and the Takeda License Agreement.

(b)           ULURU acknowledges and agrees that Access, at its own expense, may retain one (1) copy of all or part of the documentation that it delivers to ULURU in confidential, restricted ULURU files, for use in the event a dispute arises between the Parties hereunder, in connection with fulfilling its obligations under this Agreement or in order to comply with applicable law.

2.2          Liabilities. Except as set forth on Schedule 2.2(1) attached hereto:

(a)           ULURU agrees to assume, be responsible for and pay, perform and discharge, when due and whenever asserted, all Liabilities (other than the Retained Liabilities) existing or arising in connection with the Purchased Assets and the Products, but only to the extent that such Liabilities arise in respect of circumstances or events occurring on or after the Closing Date (collectively, the “Assumed Liabilities”). In addition, ULURU shall assume, be responsible for and pay, perform and discharge, when due and whenever asserted, all costs, expenses, exchanges and rebates related to customer returns of any of the Products, including, without limitation, Finished Goods, which occur or arise after the Closing Date. The foregoing costs, expenses, exchanges and rebates related to customer returns of the Products shall be included within the definition of Assumed Liabilities. ULURU shall not assume any Liabilities relating to a breach contract, breach of warranty, tort, infringement or violation of law by Access, its Affiliates and/or its or their respective directors, officers, employees and agents occurring prior to the Closing Date and arising out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand.

(b)           Access agrees to retain, be responsible for and pay, perform and discharge, when due and whenever asserted, all Liabilities (other than the Assumed Liabilities) arising in connection with the Purchased Assets and the Products, but only to the extent such Liabilities arise in respect of circumstances or events occurring prior to the Closing Date (collectively, the “Retained Liabilities”). Notwithstanding the foregoing, Access shall not be responsible for any costs, expenses, exchanges and rebates relating to customer returns of the Products, including, without limitation, Finished Goods, occurring after the Closing Date. Access shall not retain any Liabilities relating to a breach of contract, breach of warranty, tort, infringement or violation of law by ULURU, its Affiliates and/or its or their respective directors, officers, employees, agents

(1)          Schedule 2.2 to list deviations from the pre(Access)/post(ULURU)-Closing allocation of Liabilities, as mutually agreed to by the Parties.

or Licensees, occurring as of and after the Closing Date and arising out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand.

(c)           Subject to the provisions of Section 9 below, ULURU shall be responsible for all Liabilities whatsoever other than the Retained Liabilities.

(d)           Subject to the provisions of Section 9 below, Access shall be responsible for all Liabilities whatsoever other than the Assumed Liabilities.

2.3          Proration. Access and ULURU agree to prorate as of the Closing Date any amounts under any license agreement or other agreement relating to the Products which become due and payable after the Closing Date to the extent the benefit is attributable to the period prior to the Closing Date.

2.4          Ancillary Agreements. Access and ULURU acknowledge that this Agreement does not act as a conveyance, transfer or assignment of any property but that all of the Purchased Assets and the Takeda License Agreement are conveyed, transferred or assigned by way of the Bill of Sale and Assignment Agreement, the Product Patents Assignment, the Product Trademarks Assignment and other documents delivered pursuant to the terms of this Agreement.

2.5          Takeda License Agreement.

(a)           Upon the terms and subject to the conditions of this Agreement, and notwithstanding anything to the contrary contained herein, Access agrees to assign, transfer, convey and deliver to ULURU and ULURU agrees to assume from Access, on the Closing Date, all rights, Liabilities (other than the Retained Liabilities), title and interest of Access and its Affiliates in and to the Takeda License Agreement, free and clear of all Encumbrances, except as set forth in Schedule 5.3.

(b)           ULURU agrees to assume, be responsible for and pay, perform and discharge, when due and whenever asserted, all Liabilities existing or arising in connection with the Takeda License Agreement, but only to the extent that such Liabilities arise in respect of circumstances or events occurring on or after the Closing Date.

(c)           Access agrees to retain, be responsible for and pay, perform and discharge, when due and whenever asserted, all Liabilities arising in connection with the Takeda License Agreement, but only to the extent such Liabilities arise in respect of circumstances or events occurring prior to the Closing Date.

(d)           ULURU shall be solely responsible for accounting and payment to Takeda, in accordance with Article VIII of the Takeda License Agreement, of any royalties payable to Takeda under the Takeda License Agreement on Access’s Net Sales (as defined in the Takeda License Agreement) of the Aphthasol Product after the Closing Date. ULURU shall deliver to Access a copy of any statement or royalty report required to be provided to Takeda which accounts for royalties payable to Takeda on Access’s Net Sales (as defined in the Takeda License Agreement) of the Aphthasol Product.

2.6          Third Party Consents. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that Access will not assign to ULURU any contract or agreement that by its terms requires, prior to such assignment, the consent of any other contracting party thereto unless such consent has been obtained. With respect to each such contract or agreement not assigned on the Closing Date, after the Closing Date Access shall, at ULURU’s sole expense, continue to deal with the other contracting party(ies) to such contract or agreement as the prime contracting party, and ULURU and Access shall use their best efforts to obtain the consent of all required parties to the assignment of such contract or agreement. Such contract or agreement shall be promptly assigned by Access to ULURU after receipt of such consent after the Closing Date, and upon such assignment shall be deemed a Purchased Asset. Notwithstanding the absence of any such consent, ULURU shall be entitled to the benefits and subject to the burdens of any such contract or agreement accruing after the Closing Date, and ULURU agrees to perform all of the obligations of Access to be performed under any such contract or agreement after the Closing Date and to indemnify the Access Indemnified Parties (as defined in Section 9.1) against any Losses (as defined in Section 9.1) as a result of such performance or any non-performance by ULURU of any such contract or agreement.

SECTION 3
PURCHASE PRICE AND OTHER PAYMENTS

3.1          Purchase Price. The Purchase Price payable in consideration for the acquisition of the Purchased Assets shall be Thirteen Million Four Hundred Thousand Dollars ($13,400,000) (the “Purchase Price”). Such Purchase Price shall be paid by ULURU to Access as follows:

(a)           Eight Million Seven Hundred Thousand Dollars ($8,700,000) delivered to Access by ULURU at the Closing; provided that ULURU may deliver on behalf of Access an aggregate of up to $2,994,766.80 of such amount to Cornell Capital Partners, LP and Highgate House Funds, Ltd. (plus an additional $504.96 for each day after October 11, 2005) in order to retire the Secured Debentures of Access due March 30, 2006 held by Cornell Capital Partners, LP and Highgate House Funds, Ltd.;

(b)           Three Million Seven Hundred Thousand Dollars ($3,700,000) delivered to Access by ULURU on the date that is twelve (12) months after the Closing Date; provided that Three Hundred Thousand Dollars ($300,000) of such amount shall be accelerated and paid earlier upon the occurrence of any of :

(i)            Notification from the FDA that no PDUFA fees are payable for the Products for the fiscal year ending September 30, 2006, or

(ii)           ULURU entering into an agreement or understanding (oral or written) with either Takeda or Zambon Group to defer amounts due and payable by ULURU to such parties under the agreements with such parties that are Purchased Assets hereunder, or

(iii)          The consummation by ULURU on or prior to January 30, 2006 of the sale by ULURU in a Private Placement or PIPE offering, in one or

more related transactions, of securities for an aggregate purchase price of at least Three Million Dollars ($3,000,000).          For purposes of clarity this excludes any proceeds related to any sale of securities under a Standby Equity Distribution Agreement with Cornell Capital or the initial financing of ULURU.

(c)           One Million Dollars ($1,000,000) upon the earliest to occur of:

(i)            The U.S. launch of OraDisc A (or its substantial equivalent); or

(ii)           The U.S. launch of OraDisc B (or its substantial equivalent); or

(iii)          The two (2) year anniversary of the date of this Agreement.

3.2          Milestone Payments.

(a)           In further consideration for the transactions contemplated under this Agreement and in addition to the Purchase Price, ULURU shall pay to Access the following non-refundable milestone payments in the form and manner described below:

(i)            Within five (5) business days after ULURU commences Phase II clinical testing of any drug Product or pivotal testing of any device Product, other than a Dental Product, utilizing the Licensed Technology that is the subject matter of the License Agreement, ULURU shall pay Access the sum of Three Hundred Seventy Five Thousand Dollars ($375,000);

(ii)           Within five (5) business days after ULURU commences Phase II clinical testing of any drug Product or pivotal testing of any device Product, other than (A) any Product for which it makes payment under Section 3.2(a)(i) and/or (B) a Dental Product, utilizing the Licensed Technology that is the subject matter of the License Agreement, ULURU shall pay Access the sum of Three Hundred Seventy Five Thousand Dollars ($375,000);

(iii)          Within five (5) business days after ULURU signs a license agreement (with a third party) regarding any Product, other than a Dental Product, utilizing the Licensed Technology that is the subject matter of the License Agreement, ULURU shall pay Access the sum of Three Hundred Seventy Five Thousand Dollars ($375,000);

(iv)          Within five (5) business days after ULURU signs a license agreement (with a third party) regarding any Product, other than (A) any Product for which it makes payment under Section 3.2(a)(iii) and/or (B) a Dental Product, utilizing the Licensed Technology that is the subject matter of the License Agreement, ULURU shall pay Access the sum of Three Hundred Seventy Five Thousand Dollars ($375,000);

(v)           Within five (5) business days after ULURU signs a license agreement (with a third party) regarding any Product, other than any Product for which it makes payment under Sections 3.2(a)(iii) or (iv), utilizing the Product Intellectual Property relating to the Mucoadhesive Product, ULURU shall pay Access the sum of Three Hundred Seventy Five Thousand Dollars ($375,000);

(vi)          Within five (5) business days after ULURU signs a license agreement (with a third party) regarding any Tooth Whitening Product utilizing the Product Intellectual Property relating to the Mucoadhesive Product, ULURU shall pay Access the sum of Seven Hundred Fifty Thousand Dollars ($750,000); and

(vii)         ULURU shall pay to Access the following payments based upon the achievement of the following (including, without limitation, the U.S.) Annual Net Sales or Cumulative Net Sales, as the case may be, of the Products by ULURU, its Affiliates and its and their respective Licensees after the Closing Date (including, without limitation, under the License Agreement):

PAYMENT	MILESTONE

$500,000	On achievement of Annual Net Sales of the Products of $20,000,000
$1,125,000	On achievement of Annual Net Sales of the Products of $40,000,000
$1,500,000	On achievement of Annual Net Sales for any one Product of $20,000,000
$750,000	On achievement of Cumulative Net Sales of the Products of $50,000,000
$750,000	On achievement of Cumulative Net Sales of the Products of $100,000,000

ULURU hereby agrees and acknowledges that it shall not sell, assign, convey or otherwise transfer the Purchased Assets or this Agreement without the permitted assignee or transferee agreeing to be bound by all of the terms of this Agreement, including, without limitation, the payment obligations of this Section 3.

(b)           Within ninety (90) days after the end of each calendar quarter, commencing with the first full calendar quarter following the Closing Date, ULURU shall submit to Access a written report setting forth the Annual Net Sales (to-date) and Cumulative Net Sales of each of the Products, respectively, for such quarter; provided, however, that the first such quarterly report shall include only Cumulative Net Sales for each of the Products from the Closing Date to the end of the first full calendar quarter following the Closing Date. In the event that a Licensee sells or distributes any of the Products, the sales report provided to Access by ULURU or its Affiliates pursuant to this Section 3.2(b) shall also include a copy of the sales report from such Licensees for such calendar quarter. ULURU shall permit, and shall cause its Affiliates and its and their respective Licensees to permit, an independent certified public accounting firm (the “Auditor”) of nationally recognized standing selected by Access and reasonably acceptable to ULURU, at Access’s expense (except as set forth below), to have access upon reasonable notice during normal business hours to the records of ULURU and/or its Affiliates and its or their respective Licensees (subject to ULURU’s rights under its license agreements) as may be reasonably necessary to verify the accuracy of the Annual Net Sales and Cumulative Net Sales reported by ULURU pursuant to this Section 3.2(b). When, in any quarterly report, one (1) of the Annual Net Sales or Cumulative Net Sales milestones set forth in Section 3.2(a)(vii) have been achieved, ULURU shall make the corresponding milestone payment to Access within ninety (90) days after the end of the calendar quarter in which the milestone is achieved. In the event that the Auditor, in the course of any review conducted pursuant this Section 3.2(b), discovers that ULURU underpaid, or failed to pay, Access of any of the milestone payments due Access under Section 3.2(a)(vii), (i) all expenses incurred by Access in connection with such review shall be borne entirely by ULURU and (ii) any payment required as a result of such review shall be immediately paid to Access and shall bear interest from the date such amount should otherwise have been paid until the date of actual payment at the rate of ten percent (10%) per annum.

3.3          Allocation of Purchase Price. The Purchase Price and all other amounts constituting consideration hereunder shall be allocated among the Purchased Assets, and otherwise as the Parties shall have agreed, in the manner set forth on Exhibit G attached hereto. Except as otherwise required by applicable law, each of the Parties agrees to report (and to cause its Affiliates to report) the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, including the allocation set forth on Exhibit G attached hereto, and agrees not to take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation or otherwise. Any subsequent adjustment to the Purchase Price shall be reflected in the allocation statement as revised by the Parties hereunder in a manner consistent with the allocation statement as originally prepared, except as otherwise required by applicable law. Exhibit G attached hereto shall be amended by the Parties to reflect any agreed upon changes to the allocation statement.

3.4          Transfer Taxes; Withholding Taxes. All transfer, sales, value added, stamp duty and similar Taxes payable in connection with the transactions contemplated hereby shall be borne equally by Access and ULURU. Access shall pay all Taxes payable on any income or gain resulting from the sale of the Purchased Assets to ULURU.

SECTION 4
PAYMENT TERMS

4.1          Payment. ULURU shall pay the Purchase Price, in the installments set forth in Sections 3.1(a) and (b), and any and all milestone payments, if any, as set forth in Section 3.2, in cash by wire transfer of immediately available funds to a bank account or bank accounts to be designated by Access or its Affiliate.

4.2          Post-Closing Adjustments. The Purchase Price set forth in Section 3.1 shall be subject to adjustment, as set forth in this Section 4.2, as follows:

(a)           In the event any consideration is payable during the period beginning the Closing Date and ending on the date that is twelve months thereafter to any person as a condition to the assignment of the Takeda License Agreement to ULURU, the Purchase Price shall be reduced, on a dollar-for-dollar basis, by the amount of such consideration and the payment payable by ULURU pursuant to Section 3.1(b) shall be reduced, accordingly, on a dollar-for-dollar basis, up to a maximum of $1,000,000, by the amount of such consideration and ULURU shall be entitled to deduct the actual amount of such payment from the amount due Access pursuant to Section 3.1(b). ULURU agrees and acknowledges that no post-Closing adjustment shall be made under this Section 4.2(a) after the date that is twelve (12) months after the Closing Date.

(b)           In the event that the Parties do not obtain consent from Takeda to the assignment of the Takeda License Agreement by Access to ULURU, and ULURU incurs actual damages solely due to the failure to obtain such assignment, as ULURU’s sole remedy, the Purchase Price shall be reduced, on a dollar-for-dollar basis, by the amount of such actual damages, up to a maximum of $1,000,000, and the payment payable by ULURU pursuant to Section 3.1(b) shall be reduced, accordingly, on a dollar-for-dollar basis, by the amount of such actual damages and ULURU shall be entitled to deduct the actual amount of such actual damages from the amount due Access pursuant to Section 3.1(b).

(c)           Subject to the following sentence, in the event Discus Dental, Inc. (“Discus”) terminates that certain license and supply agreement, dated April 15, 2005, by and between Discus and Access (the “Discus License”), within sixty (60) days of the Closing Date, as ULURU’s sole remedy, the Purchase Price shall be reduced, on a dollar-for-dollar basis, by $500,000, and the payment payable by ULURU pursuant to Section 3.1(b) shall be reduced, accordingly, on a dollar-for-dollar basis, by $500,000 and ULURU shall be entitled to deduct $500,000 from the amount due Access pursuant to Section 3.1(b). Notwithstanding the foregoing, in the event that ULURU licenses the products and technology covered by the Discus License in the United States within eighteen (18) months of any such termination by Discuss on terms substantially similar to the Discus License, ULURU shall, within seven (7) days of receipt by ULURU of any consideration payable to ULURU under such license, pay to Access $500,000.

(d)           In the event that Access fails to make payments due to Kerry P. Gray under that certain Separation Agreement, dated as of May 10, 2005, by and between Access and Mr. Gray (the “Separation Agreement”), as ULURU’s and Mr. Gray’s sole remedy, the Purchase Price shall be reduced, on a dollar-for-dollar basis, by the amount of any such non-payment, and the payment payable by ULURU pursuant to Section 3.1(b) shall be reduced, accordingly, on a dollar-for-dollar basis, by the amount of such non-payment and ULURU shall be entitled to deduct the amount of such non-payment from the amount due Access pursuant to Section 3.1(b), such non-payment amount due from Access to be increased by a penalty of 10% per annum compounded monthly commencing on the date Access first fails to make a payment due under the Separation Agreement.

SECTION 5
REPRESENTATIONS AND WARRANTIES OF ACCESS

Except to the extent modified or disclosed on the Schedules hereto and except to the extent that all representations and warranties in this Section 5 are modified and supplemented by the knowledge of ULURU and Kerry P. Gray (and no breach of any representation or warranty shall exist to the extent that ULURU or Kerry P. Gray has knowledge thereof), Access hereby represents and warrants to ULURU as follows:

5.1          Incorporation, Organization and Qualification of Access. Access is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the necessary corporate power to own, lease and operate its property and to carry on its business as now being conducted by it. Access is duly qualified and licensed to do business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing does not have a Material Adverse Effect.

5.2          Authorization and Validity of Agreement. Access has the corporate power and legal authority to execute and deliver this Agreement and the Ancillary Agreements and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements and the performance of Access’s obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action by Access, and no other corporate proceedings on the part of Access are necessary to authorize such execution, delivery and performance. This Agreement has been, and the other agreements to be executed by Access in connection with this Agreement will be, duly and validly executed by Access and constitute or will constitute, as the case may be, the valid and binding obligations of Access enforceable against Access in accordance with its or their terms, subject to bankruptcy, insolvency or similar laws of general application affecting the enforcement of rights of creditors, and subject to equitable principles limiting rights to specific performance or other equitable remedies, and subject to the effect of federal and state securities laws on the enforceability of indemnification provisions relating to liabilities arising under such laws. Execution of this Agreement, the Ancillary Agreements and any other agreements to be executed by Access in connection with this Agreement and consummation of the transactions contemplated hereby and thereby will not (a) result in the violation of or conflict with any of the terms and provisions of the articles of incorporation or by-laws of Access, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration or loss of material benefits) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment or obligation to which Access is a party or may be subject or which is included in the Purchased Assets or (c) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Access or the Purchased Assets, except, in the case of clauses (b) and (c), as would not have a Material Adverse Effect; provided, however, the Parties acknowledge that to the extent that any contract or agreement (including, without limitation, the Takeda License Agreement) is not assignable, as set forth on Schedule 5.2, it shall be governed by Section 2.5, and such non-assignability shall not be deemed a breach of this Agreement.(2)

5.3          Title to Purchased Assets. Except as set forth on Schedule 5.3, Access is the owner of, and/or is the lawful holder of all rights to, the Purchased Assets with good, valid and

(2)          Schedule 5.2 to indicate certain contracts that may not be assignable and that any assignment of same could give rise to a right of a party to terminate or sue for damages.

marketable title thereto, free and clear of any mortgage, lien, charge, security interest, pledge, restriction on transferability, option, adverse claim or other encumbrance on title whatsoever (collectively, “Encumbrances”), and at the Closing, Access will transfer to ULURU good, valid and marketable title thereto, free and clear of all Encumbrances.

5.4          Compliance With Law. Access has conducted and is currently conducting the manufacturing, processing, packaging, labeling, marketing and sale of the Products in the U.S. in compliance with all applicable laws, rules, regulations and court or administrative orders and processes. Except as would not have a Material Adverse Effect, Access has not received any written notice of violation of any applicable law, regulation or requirement relating to the Products or the Purchased Assets within the past three (3) years.

5.5          Litigation. Except as would not have a Material Adverse Effect, (a) there are no actions, suits, proceedings, investigations, arbitration proceedings or other proceedings pending or, to the best knowledge of Access, threatened against or affecting, in whole or in part, the Purchased Assets or the Products by or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or by or before any arbitrator, and (b) there is not currently outstanding against Access any judgment, decree, injunction, rule, settlement, order or award of any court, governmental department, commission, board, bureau, agency, instrumentality, domestic or foreign, or arbitrator that relate, in whole or in part, to the Purchased Assets or the Products or would question or challenge the validity of this Agreement.

5.6          Intellectual Property Rights. Except as set forth on Schedule 5.6:

(a)           (i) Access is the sole owner, free and clear of any Encumbrance, except as set forth in Schedule 5.3, of all right, title and interest in the Product Intellectual Property and (ii) Access has the right to use the Product Intellectual Property in the manufacture, sale and distribution of the Products.

(b)           All of the Product Patents and Product Trademarks (i) have been duly registered or filed with the appropriate government authorities or registries, and (ii) to the best knowledge of Access are currently in force as to all applicable jurisdictions.

(c)           To the knowledge of Access, no third party is infringing or misappropriating any of the Product Intellectual Property.

(d)           To the knowledge of Access none of the Product Intellectual Property infringes or conflicts with any Intellectual Property right of a third party and there are, and have been, no claims asserted in writing against Access alleging that Access’s development, manufacture and sale of Products infringes or misappropriates any Intellectual Property of any other person, corporation, limited liability company, partnership, other business entity.

(e)           Access has not granted any license or sublicense with respect to the Product Intellectual Property.

(f)            Access has delivered to ULURU correct and complete copies of all patents, registrations, applications, licenses and agreements relating to the Product Intellectual Property.

5.7          Inventory. The Inventory has been stored in compliance with all applicable federal and state laws, has not been adulterated and has otherwise been maintained according to the requirements of federal and state law. The Inventory is merchantable and fit for the purpose for which it was manufactured, is not defective and shall have a remaining shelf life of at least eighteen (18) months from the Closing Date.

5.8          Government Approvals. Except as set forth on Schedule 5.8, no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations currently in effect, is or will be necessary for, or in connection with, the offer and sale of the Purchased Assets, the execution and delivery by Access of this Agreement, the Ancillary Agreements and any other agreement or instrument executed in connection herewith, the consummation of the transactions contemplated hereby or thereby, or the performance by Access of its obligations under this Agreement, the Ancillary Agreements and any other agreements.

5.9          Purchased Assets. Except for the Excluded Assets and as otherwise stated herein or as would not cause a Material Adverse Effect, the Purchased Assets include all property, rights, assets, information, files and materials necessary for ULURU to develop, manufacture, sell and distribute the Products in a manner substantially similar to Access’s practices as of the Closing Date.

5.10        Brokers. Access has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission upon the execution of this Agreement or the consummation of such transactions.

5.11        Disclosure. The representations and warranties contained in this Section 5 do not contain any untrue statement of fact or omit to state a fact necessary in order to make the statements and information contained in this Section 5 not misleading (other than those facts of which ULURU or Kerry P. Gray has knowledge).

5.12        No Implied Representations. WITH REGARD TO ANY STATEMENT CONTAINED IN THIS SECTION 5 OR ANY OTHER PROVISION OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT ULURU AND ACCESS ACKNOWLEDGE AND AGREE THAT NEITHER ACCESS NOR ANY OF ITS AFFILIATES, AGENTS, EMPLOYEES OR REPRESENTATIVES IS MAKING OR IMPLYING, WHETHER CONTAINED IN OR REFERRED TO IN THE DUE DILIGENCE AND EVALUATION MATERIALS THAT HAVE BEEN OR SHALL HEREAFTER BE PROVIDED TO ULURU OR ANY OF ITS AFFILIATES, AGENTS OR REPRESENTATIVES, ANY REPRESENTATION OR WARRANTY WHATSOEVER BEYOND THOSE EXPRESSLY GIVEN BY ACCESS IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT,

INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE PURCHASED ASSETS.

SECTION 6
COVENANTS OF ACCESS

6.1          Assistance with ULURU Regulatory Filings. Access shall use commercially reasonable efforts to assist ULURU in its preparation and filing with the FDA or any other Agency of filings required to be filed by ULURU for the manufacture, marketing and distribution of the Products. It is understood and agreed that ULURU, as the owner of the Product Registrations, shall have the responsibility for all regulatory filings after the Closing Date. All costs and fees associated with such regulatory filings shall be borne by ULURU.

6.2          Litigation. From the date hereof until the date six (6) years after the Closing, Access shall notify ULURU promptly upon receipt of any communication or legal process which commences or threatens litigation which might materially and adversely affect the value of any of the Purchased Assets.

6.3          Notice of Developments. For a period of one (1) year after the Closing Date, Access will give written notice to ULURU of all material developments of which it has actual knowledge affecting the Purchased Assets.

6.4          Proprietary Information. From and after the Closing Date, each Party shall not disclose or make use of, and shall use its best efforts to cause all of its Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to the other Party or its respective businesses (including the financial information, technical information or data relating to the other Party’s products and names of customers of the other Party), except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by the other Party or an Affiliate. Each Party shall enforce, for the benefit of the other Party, all confidentiality, invention assignments and similar agreements between such Party and any other party relating to the Purchased Assets.

6.5          Hired Employees’ Options, Bonuses and Restricted Stock. Within seven (7) days of the Closing, Access shall (a) pay to each Hired Employee (as defined in Section 8.8) by wire transfer of immediately available funds or by certified check an amount equal to the bonus payment due and payable by Access to each such Hired Employee, as set forth opposite the name of such Hired Employee on Schedule 6.5, (b) deliver to each Hired Employee written confirmation that all unvested options to purchase shares of Access common stock held as of the Closing Date by such Hired Employee terminated as of the Closing Date and that such Hired Employee may exercise during the twelve (12) month period following the Closing Date any vested options to purchase shares of Access common stock held as of the Closing Date by such Hired Employee, in each case as set forth opposite the name of such Hired Employee on Schedule 6.5, and (c) deliver to each Hired Employee written confirmation that the unvested shares of Access restricted common stock currently held by such Hired Employee, as set forth opposite the name of such Hired Employee on Schedule 6.5, vested in full as of and upon the

Closing, and provided that within seven (7) days of the Closing Date a stock certificate is issued for the common stock for each Hired Employee in an amount as set forth opposite the name of such Hired Employee on Schedule 6.5.

SECTION 7
REPRESENTATIONS AND WARRANTIES OF ULURU

ULURU hereby represents and warrants to Access as follows:

7.1          Incorporation, Organization and Qualification of ULURU. ULURU is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the necessary corporate power to own, lease and operate its property and to carry on its business as now being conducted by it. ULURU is duly qualified and licensed to do business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it makes qualification necessary, except where the failure to so qualify or be in good standing would not prevent or materially delay the consummation of the transactions contemplated hereby.

7.2          Corporate Action. ULURU has the corporate power and legal authority to execute and deliver this Agreement and the Ancillary Agreements and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements and the performance of ULURU’s obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of ULURU are necessary to authorize such execution, delivery and performance. This Agreement has been, and any other agreements executed in connection herewith have been, duly and validly executed by ULURU, and constitute the valid and binding obligations of ULURU, enforceable against ULURU in accordance with its or their terms, subject to bankruptcy, insolvency or similar laws of general application affecting the enforcement of rights of creditors, and subject to equitable principles limiting rights to specific performance or other equitable remedies, and subject to the effect of federal and state securities laws on the enforceability of indemnification provisions relating to liabilities arising under such laws. Execution of this Agreement, the Ancillary Agreements and any other agreements executed by ULURU in connection with this Agreement and consummation of the transactions contemplated hereby and thereby will not (a) result in the violation of or conflict with any of the terms and provisions of the articles of incorporation or by-laws of ULURU, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration or loss of material benefits) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment or obligation to which ULURU is a party or may be subject to or (c) violate any order, writ, injunction, decree, statute, treaty consummation of such transactions, rule or regulation applicable to ULURU except, in the case of clauses (b) and (c), as would not prevent or materially delay the consummation of the transactions contemplated hereby.

7.3          Governmental Approvals. No government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations currently in effect, is or will be necessary for, or in connection with, the purchase of the Purchased Assets, the execution and delivery by ULURU of this Agreement, the Ancillary Agreements and any other agreement or instrument executed in connection herewith, the consummation of the transactions contemplated hereby or thereby, or for the performance by it of its obligations under this Agreement, the Ancillary Agreements and any other agreements.

7.4          Compliance With Law. ULURU has conducted and is currently conducting its business in compliance with all applicable laws, rules, regulations and court or administrative orders and processes. Except as would not have a Material Adverse Effect, ULURU has not received any written notice of violation of any applicable law, regulation or requirement relating to its business within the past five (5) years.

7.5          Litigation. Except as would not have a Material Adverse Effect, there are no actions, suits, proceedings, investigations, arbitration proceedings or other proceedings pending or, to the best knowledge of ULURU, threatened against or affecting, in whole or in part, ULURU’s business by or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or by or before any arbitrator and, to the best knowledge of ULURU, there is not currently outstanding against ULURU any judgment, decree, injunction, rule, settlement, order or award of any court, governmental department, commission, board, bureau, agency, instrumentality, domestic or foreign, or arbitrator that would question or challenge the validity of this Agreement.

7.6          Brokers. ULURU has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission upon the execution of this Agreement or the consummation of such transactions.

7.7          Disclosure. The representations and warranties contained in this Section 7 do not contain any untrue statement of fact or omit to state a fact necessary in order to make the statements and information contained in this Section 7 not misleading.

SECTION 8
MUTUAL COVENANTS

8.1          Transfer of Registrations, Etc. The Parties shall cooperate to effectuate the consummation of the transactions contemplated by this Agreement and the transfer of the Purchased Assets and the Takeda License Agreement in accordance with Section 2 hereof. The Parties agree to use their commercially reasonable efforts, before and after the Closing, to take any other actions required by the FDA or any other Agency to effect the transfer of the Purchased Assets, including notices to the FDA and other Agencies regarding the transfer from Access to ULURU of the Product Registrations and to obtain any required third party consents necessary to consummate the transactions contemplated by this Agreement.

8.2          Transition Team. Access and ULURU shall establish a transition team (the “Transition Team”), which shall be comprised of the persons set forth on Schedule 8.2 attached hereto and which shall have the responsibilities set forth in this Section 8.2. For a period of not longer than one hundred eighty (180) days, the Transition Team shall (a) coordinate the joint efforts of Access and ULURU, consistent with the terms and conditions of this Agreement; (b) effect the transfer of the Purchased Assets in accordance with Section 2.1 and Section 10.1(k); (c) obtain any required consents, licenses, permits, waivers, approvals, authorizations or orders; (d) make any required filings or submissions; (e) effect a smooth transition from Access to ULURU with respect to the manufacture and sale of the Products in the U.S.; and (f) take any other commercially reasonable actions necessary for the consummation of the transactions contemplated by this Agreement.

8.3          Certain Tax and Financial Statement Matters. ULURU and Access, and each Party’s respective Affiliates, shall cooperate, to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return, audit, litigation, information statement, proceeding or similar items with respect to Taxes and to furnish the other Party with a copy of such item in draft form within a reasonable time before its due date, as well as a copy of such item as filed. In addition Access, and its Affiliates, shall cooperate, to the extent reasonably requested by ULURU, in connection with the preparation, audit and filing of any financial statements related to the Purchased Assets, including the preparation, audit and filing of any financial statements required to be included in any registration statement filed by ULURU with the Securities and Exchange Commission.

8.4          Adverse Experience Reports. On or prior to the Closing Date, Access shall provide ULURU with all information relating to the investigation and reporting of Adverse Experiences regarding the Products since three (3) years prior to the Closing Date and all information which is relevant to the safe use of the Products as of the Closing Date, in each case to the extent received by, or in the possession of, Access, and will confer with ULURU on Adverse Experience history related to the Products. After the Closing Date, Access and its Affiliates shall promptly submit to ULURU all such Adverse Experience information or customer complaints brought to the attention of Access or its Affiliates in respect of the Products, as well as any material events and matters concerning or affecting the safety or efficacy of the Products. Such information or customer complaints shall be forwarded to ULURU, Attention:  Kerry P. Gray. Beginning on the Closing Date, ULURU shall have all responsibility for required reporting of Adverse Experiences for the Products.

8.5          Response to Medical Inquiries and Products Complaints. Upon Closing, ULURU shall assume all responsibility for responding to any medical inquiries or complaints about the Products. Access shall promptly refer all such inquiries and complaints that it receives to ULURU for response to such inquiries or complaints.

8.6          Customer Receipts. In the event that Access or any of its Affiliates receive payment after the Closing Date on invoices relating to sales of the Products by ULURU or any of its Affiliates after the Closing Date, Access will promptly notify ULURU of such receipt and will promptly remit, or will cause such Affiliate to promptly remit such payment to ULURU. In the event that ULURU or any of its Affiliates receive payment after the Closing Date on invoices or any other payments relating to the Products with respect to the period prior to the Closing Date, ULURU will promptly notify Access of such receipt and will promptly remit, or will cause such Affiliate to promptly remit such payment to Access.

8.7          Sharing of Data. Access shall have the right for a period of seven years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are transferred to ULURU pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the business conducted by Access prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. ULURU shall have the right for a period of seven years following the Closing Date to have reasonable access to those books, records and accounts, including financial and accounting records (including the work papers of Access’s independent accountants), tax records, correspondence, production records, employment records and other records that are retained by Access pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by ULURU for the purpose of conducting the business of Access after the Closing and complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. Neither ULURU nor Access shall destroy any such books, records or accounts retained by it without first providing the other Party with the opportunity to obtain or copy such books, records, or accounts at such other Party’s expense.

8.8          Hired Employees. As of the Closing, ULURU shall offer employment to the employees of Access set forth on Schedule 8.8, at substantially the same level of compensation and benefits as provided by Access immediately prior to the Closing, to continue working in connection with the development of the Product Intellectual Property, provided that Access makes no representation as to whether any such employees will accept employment by ULURU and it shall not be a breach of this Agreement by Access if any such employee does not accept employment by ULURU (all such hired employees, the “Hired Employees”); provided, however, that nothing contained in this Section 8.8 shall require that ULURU continue to employ any Hired Employee after the Closing Date or restrict ULURU’s ability to change the level of compensation and benefits provided to any Hired Employee after the Closing Date. ULURU shall be responsible for all compensation expenses relating to the Hired Employees, to the extent accrued or payable after the Closing Date, including, without limitation, severance (including any severance or displacement pay, if any, due for any Hired Employee subsequently terminated by ULURU, with any such obligations to be determined by the terms of the severance or displacement pay arrangements maintained by Access and ULURU, respectively), benefits, vacation, sick time and all such other expenses. During the period from the Closing Date through December 31, 2005, Access shall continue to pay all compensation expenses due the Hired Employees, provided that ULURU shall reimburse Access for all such payments made to the Hired Employees within one (1) day upon notice from Access of its making any such payment. Beginning January 1, 2006, ULURU shall pay all such compensation expenses due the Hired Employees and Access shall have no obligation to make any payments in connection therewith.

SECTION 9
INDEMNIFICATION

9.1          Indemnification by Access. Access shall indemnify and hold ULURU, its Affiliates and their respective employees, officers and directors (collectively, the “ULURU Indemnified Parties”) harmless from and against any and all losses, damages, liabilities, obligations, claims, costs and expenses (including reasonable attorneys’ fees) (each, a “Loss” and collectively, the “Losses”) sustained, suffered or incurred by such ULURU Indemnified Parties and relating to, directly or indirectly:  (a) the breach of any representation or warranty of Access contained herein (without regard to materiality qualifiers provided in such representations or warranties other than the references to Material Adverse Effect) (other than any breach in existence or caused by events or facts of which ULURU or Kerry Gray has knowledge); (b) the breach of any covenant or agreement of Access contained herein; or (c) any claim or cause of action arising from the Retained Liabilities, except that Access shall have no obligation to indemnify ULURU for any Losses that arise from or relate to the Takeda License Agreement or the performance or nonperformance of such agreement or under Section 4.2 (except as set forth in Section 4.2).

9.2          Indemnification by ULURU. ULURU shall indemnify and hold Access, its Affiliates and their respective employees, officers and directors (collectively, the “Access Indemnified Parties”) harmless from and against any and all Losses sustained, suffered or incurred by such Access Indemnified Parties and relating to, directly or indirectly:  (a) the breach of any representation or warranty of ULURU contained herein, (without regard to materiality qualifiers provided in such representations or warranties); (b) the breach of any covenant or agreement of ULURU contained herein; (c) any Losses that arise from or relate to the Takeda License Agreement or the performance or non-performance of such agreement; or (d) any claim or cause of action arising from the Assumed Liabilities.

9.3          Notification of Claims.

(a)           If any Access Indemnified Party or ULURU Indemnified Party receives notice of any event, circumstance, demand or claim that may give rise to a Loss for which such Party is or may be entitled to indemnification under this Agreement (each such party, an “Indemnified Party”), such Indemnified Party shall promptly notify the Party required to provide such indemnification (the “Indemnifying Party”) in writing of the existence of such potential Loss and of the amount at issue. The failure to provide such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.

(b)           If the event or circumstance giving rise to a Loss involves any third party claim, the Indemnifying Party shall have the right to direct, through counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party, the defense or settlement of any claim or proceeding the subject of indemnification hereunder at its own expense. If the Indemnifying Party elects to assume the defense of any such claim or proceeding, the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party shall be paid by the Indemnified Party. The Indemnified Party shall provide the Indemnifying Party with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Indemnifying Party in the defense or settlement thereof, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted loss unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such asserted loss or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such loss. No settlement in respect of any third party claim may be effected by the Indemnifying Party without the Indemnified Party’s prior written consent, unless the settlement involves a full and unconditional release of the Indemnified Party. If the Indemnifying Party shall fail to undertake in a timely manner the defense of any third party claim or it is reasonably determined by outside counsel mutually selected by the Indemnified Party and the Indemnifying Party that representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party may present a conflict of interest, the Indemnified Party shall have the right to undertake the defense or settlement thereof at the Indemnifying Party’s expense. If the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 9.3 and proposes to settle such claim or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party timely written notice and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

SECTION 10
CLOSING AND POST-CLOSING DELIVERIES

10.1        Documents/Items to Be Delivered by Access at Closing. At the Closing, Access shall deliver, or cause to be delivered, to ULURU the following:

(a)           Any instruments of conveyance, assignment and transfer, in form and substance satisfactory to ULURU and Access, as shall be appropriate to convey, transfer and assign to, and vest in ULURU, good title to the Purchased Assets free and clear of all Encumbrances, except as set forth on Schedule 5.3;

(b)           executed Product Patents Assignment;

(c)           executed Product Trademarks Assignment;

(d)           executed Bill of Sale and Assignment Agreement;

(e)           reports of Adverse Experience, as provided in Section 8.4;

(f)            a certificate dated as of the Closing Date and executed by a principal executive or financial officer of Access certifying the satisfaction of the conditions specified in Section 11.1;

(g)           a certificate dated as of the Closing Date and executed by the secretary or an assistant secretary of Access, certifying:

(i)            attached thereto is a complete and correct copy of resolutions adopted by the board of directors of Access authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements executed in connection herewith by Access and the transfer of the Purchased Assets and the Assumed Liabilities to ULURU hereunder, and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the date thereof; and

(ii)           that the person named in the foregoing officer’s certificate delivered pursuant to Section 10.1(f) has been duly elected, qualified and is an acting officer of Access and that set forth therein is a genuine signature or true facsimile thereof of such officer.

(h)           the Purchased Assets, to the extent deliverable at Closing, in accordance with the procedures set forth in Section 2.1. If the Purchased Assets cannot be delivered at Closing, they shall be delivered by Access as soon as practicable after the Closing, in accordance with the procedures set forth in Section 2.1;

(i)            an electronic recording of the Inventory existing as of the Closing Date;

(j)            executed Premises Agreement;

(k)           executed License Agreement; and

(l)            such other documents, instruments and certificates as Access and ULURU may mutually agree upon.

10.2        Documents/Items to Be Delivered by ULURU at Closing. At the Closing, ULURU shall deliver, or cause to be delivered, to Access the following:

(a)           a certificate dated as of the Closing Date and executed by a principal executive or financial officer of ULURU certifying the satisfaction of the conditions specified in Section 12.1;

(b)           a certificate dated as of the Closing Date and executed by the secretary or an assistant secretary of ULURU, certifying:

(i)            attached thereto is a complete and correct copy of resolutions adopted by the board of directors of ULURU authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements executed in connection herewith by ULURU and the transfer of the Purchased Assets and the Assumed Liabilities to ULURU hereunder, and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the date thereof (or, in the alternative, a statement to the effect that no such board of directors approval is necessary regarding the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transfer of the Purchased Assets and the Assumed Liabilities to ULURU); and

(ii)           that the person named in the foregoing officer’s certificate delivered pursuant to Section 10.2(b) has been duly elected, qualified and is an acting officer of ULURU and that set forth therein is a genuine signature or true facsimile thereof of such officer.

(c)           executed Premises Agreement;

(d)           executed License Agreement;

(e)           the first installment of the Purchase Price, as set forth in Sections 3.1(a) and 4.1;

(f)            lien release letters, executed and delivered by each of Cornell Capital Partners, LP, Highgate House Funds, Ltd. and Kerry P. Gray, pursuant to which such parties agree to terminate and release certain security interests in Access’s assets granted by Access to such parties; and

(g)           such other documents, instruments and certificates as Access and ULURU may mutually agree upon.

10.3        Post-Closing Deliveries. Promptly after receipt at any time after the Closing Date of any consent to assignment of any contract or agreement constituting a Purchased Asset, Access shall deliver such consent to ULURU.

SECTION 11
ULURU’S CONDITIONS OF CLOSING

The sale and purchase of the Purchased Assets in accordance with the terms of this Agreement are subject to the following terms and conditions, each of which is included for the exclusive benefit of ULURU, to be fulfilled or performed at or prior to the Closing:

11.1        Representations and Warranties at Closing. The representations and warranties of Access to ULURU contained in this Agreement shall be true and correct as of the Closing in all material respects with the same force and effect as though such representations and warranties had been made at such time (without regard to materiality qualifiers set forth therein), except (a) where failure to be so true and correct would not prevent or materially delay the consummation of the transactions contemplated hereby, (b) that those representations and warranties which address matters only as of a particular date or period of time shall remain true and correct as of such date or period of time, except where failure to be so true and correct would not prevent or materially delay the consummation of the transactions contemplated hereby, and (c) where ULURU or Kerry P. Gray has knowledge that any such representation or warranty was not so true and correct on the date hereof or the Closing Date. Access shall deliver to ULURU at the Closing a certificate by an officer of Access to such effect.

11.2        Compliance with Terms and Conditions. Access shall have performed, or complied with, in all material respects, all of the terms, covenants and conditions of this Agreement to be complied with or performed by Access at or before the Closing.

11.3        Ancillary Agreements; Other Agreements. Access shall have executed and delivered the Product Patents Assignment, the Product Trademarks Assignment, the Bill of Sale and Assignment Agreement, the License Agreement, and the Premises Agreement.

SECTION 12
ACCESS’S CONDITIONS OF CLOSING

The sale and purchase of the Purchased Assets in accordance with the terms of this Agreement is subject to the following terms and conditions, each of which is included for the exclusive benefit of Access, to be fulfilled or performed at or prior to the Closing.

12.1        Representations and Warranties at Closing. The representations and warranties of ULURU to Access contained in this Agreement shall be true and correct as of the Closing in all material respects with the same force and effect as though such representations and warranties had been made at such time (without regard to materiality qualifiers set forth therein), except where failure to be so true and correct would not prevent or materially delay the consummation of the transactions contemplated hereby, and except that those representations and warranties which address matters only as of a particular date or period of time shall remain true and correct as of such date or period of time, except where failure to be so true and correct would not prevent or materially delay the consummation of the transactions contemplated hereby. ULURU shall deliver to Access at the Closing a certificate by an officer of ULURU to such effect.

12.2        Compliance with Terms and Conditions. ULURU shall have performed, or complied with, in all material respects, all the terms, covenants and conditions of this Agreement to be complied with or performed by ULURU at or before the Closing.

12.3        Ancillary Agreements; Other Agreements. ULURU shall have executed the License Agreement and the Premises Agreement.

SECTION 13
CLOSING DATE

13.1        Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Purchased Assets shall take place at a closing (the “Closing”) to be held at the offices of Bingham McCutchen LLP, 150 Federal Street, Boston MA 02110, on such date as Access and ULURU may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

SECTION 14
MISCELLANEOUS

14.1        Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred. Except as provided in Section 9, in the event of any dispute among the Parties hereto relating to the subject matter of this Agreement, each Party shall pay its own out-of-pocket costs and fees and disbursements of counsel.

14.2        Further Assurances and Actions. Each of the Parties hereto, upon the request of the other Party hereto, whether before or after the Closing and without further consideration, shall, and shall cause their respective Affiliates to, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement.

14.3        Announcements. No Party shall make a public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party; provided that nothing herein shall restrict Access or ULURU from making any public announcement of the transactions contemplated by this Agreement to the extent that such announcement is required by law; provided that, prior to any such disclosure, the disclosing Party shall provide the other Party a reasonable time to review and comment upon such disclosure. Additionally, ULURU may disclose this Agreement and the transactions contemplated hereby, to the extent reasonably necessary, in connection with any registration of one (1) or more of the Products with any state or Federal agency.

14.4        Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 14.4):

(a)           if to Access, then:

Access Pharmaceuticals, Inc.

2600 Stemmons Freeway

Suite 176

Dallas, TX 75207

Telephone :  (214) 905-5100

Telecopy :  (214) 905-5101

Attn: Chief Executive Officer

with a copy to:

Bingham McCutchen LLP

150 Federal Street

Boston, MA 02110

Telephone: (617) 951-8000

Telecopy: (617) 951-8736

Attn: John J. Concannon III, Esq.

(b)           if to ULURU, then:

ULURU, Inc.

4939 Stonyford Drive

Dallas, TX 75287

Telephone: (972) 250-6383

Telecopy: (972) 250-6383

Attn:       Kerry P. Gray

with a copy to:

McGuireWoods LLP

1345 Avenue of the Americas, 7th Floor

New York, NY 10105

Telephone: (212) 548-2138

Telecopy: (212) 548-2175

Attn: Louis W. Zehil, Esq.

14.5        Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws. Each Party to this Agreement expressly and irrevocably (a) consents that legal action or proceeding against it arising out of this Agreement may be brought in any court of the State of Delaware or in the U.S. District Court for the District of Delaware, (b) consents and submits to the personal jurisdiction of any of such courts solely for purposes of such action or proceeding, (c) consents to the service of any complaint, summons, notice or other process solely for purposes of such action or proceeding by delivery thereof to him, her or it by hand or by any other manner provided for in Section 14.4 and (d) waives any claim or defense solely for purposes of such action or based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. Nothing in this Section shall affect or impair in any manner or to any extent the right of any Party to commence legal proceedings or otherwise proceed against any other Party in any jurisdiction or to serve process in any manner permitted by law.

14.6        Entire Agreement; Amendments. This Agreement, including the Exhibits and Schedules hereto, constitutes the entire agreement among the Parties hereto with respect to the transactions provided for herein and as stated herein and in the agreements, instruments and documents executed and to be executed and delivered in connection herewith, contains all of the agreements between the Parties hereto. There are no verbal agreements or understandings between the Parties hereto not reflected in this Agreement. This Agreement may not be amended or modified in any respect except by written instrument executed by each of the Parties hereto.

14.7        Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original and all of which together, shall constitute the same Agreement.

14.8        No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their permitted successors and assigns and nothing herein, express or implied, is intended to or shall confer upon any person or entity, any legal or equitable rights, benefits or remedies.

14.9        Assignment. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party and any purported assignment in violation hereof shall be null and void; provided, however, that either Party may assign its rights and obligations under this Agreement, without the prior written consent of the other Party, to an Affiliate or to a successor of the assigning Party’s business by reason of merger, sale of all or substantially all of its assets or any similar transaction, provided that such successor agrees in writing to be bound by this Agreement (including, without limitation, in the case of any such event involving ULURU, ULURU’s payment obligations under Section 3). Such consent shall not be unreasonably withheld or delayed. Any permitted assignee shall assume all obligations of its assignor under this Agreement (including, without limitation, in the case of an assignment by ULURU, ULURU’s payment obligations under Section 3). No assignment shall relieve either Party of its responsibility for the performance of any obligation that accrued prior to the effective date of such assignment hereunder. ULURU agrees that in connection with any merger or sale of all or substantially all of the assets of ULURU such transaction shall not be consummated unless and until the other party(ies) to such transaction agree in writing to assume all of the obligations of ULURU under this Agreement and each agreement contemplated hereby.

14.10      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

14.11      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN.

14.12      No Waiver of Remedies. No delay on the part of ULURU or Access in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either ULURU or Access of any right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The waiver of any terms or conditions of this Agreement shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or waiver of any other term or condition, of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the date first above written.

ACCESS PHARMACEUTICALS, INC.

By	/s/ Rosemary Mazanet
Name: Rosemary Mazanet
Title: Acting CEO

ULURU, INC.

By	/s/ Kerry P. Gray
Name: Kerry P. Gray
Title: President & CEO

/s/ Kerry P. Gray
Kerry P. Gray, individually solely with respect
to Sections 5, 8.4, 9.1 and 11.1

[Signature Page to Asset Sale Agreement]